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                       HARVARD
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                       INDUSTRIES                                  NEWS
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For Immediate Release
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Contact:
David A. White
Harvard Industries, Inc.
(908) 437-4100


                       Harvard Secures New Credit Facility

Lebanon, New Jersey - (June 14, 2001) "Harvard Industries, Inc. announced today the successful placement of new credit facilities with The CIT Group/Business Credit, Citicorp USA, Inc. and Hilco Capital LP.

The Company entered into a new senior secured credit facility dated May 31, 2001 with The CIT Group/Business Credit, Inc. and Citicorp USA, Inc. for up to $65 million The Company entered into a new $10 million junior secured credit facility with Hilco Capital LP. "We are very pleased with this outcome," said Roger Pollazzi, Chairman & Chief Executive Officer. "The management team has worked extremely hard to restructure Harvard operationally and financially due to recent trends in the auto industry and the economy in general."

"With our financing in place, we are now concentrating on implementing our business strategy of entering new market segments that complement our traditional core businesses and exiting unprofitable businesses," added Pollazzi.

Harvard Industries, Inc. designs, develops, and manufactures a broad range of components for OEM manufacturers and the automotive aftermarket, as well as aerospace and industrial and construction equipment applications worldwide. The Company has approximately 2,000 employees at 9 plants in the United States and Canada.



Statements herein regarding the Company's future performance, including the Company's ability to consummate transactions, constitute forward-looking statements within the meaning of Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. With respect to the Company's long-term business strategies, management has made certain assumptions regarding the Company's performance which may change or be affected by, among other things, customer demand for the Company's products, and adverse changes in general, market and industry conditions. In addition, there can be no assurance that the Company will be able to successfully identify, negotiate or complete any acquisitions or divestiture transaction, which the Company may be currently contemplating. Management believes that forward-looking statements are reasonable, however undue reliance should not be placed on such forward-looking statements, which are based on current expectations.


3 Werner Way, Suite 210
Lebanon, New Jersey  08833
908/437-4100 o fax 908/236-0071